Exhibit 10.1

CRESTWOOD MIDSTREAM PARTNERS LP

LONG TERM INCENTIVE PLAN

[FORM OF] PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement (this “Agreement”) is made and entered into by and between Crestwood Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), and             (the “Service Provider”). This Agreement is effective as of the             day of             ,             (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, Crestwood Midstream Partners LP (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted Crestwood Midstream Partners LP Long Term Incentive Plan (the “Plan”) to, among other things, attract, retain and motivate certain employees and directors of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”); and

WHEREAS, the Board has authorized the grant of Phantom Units (as defined below) of the Partnership to directors, employees and officers as part of their compensation for services provided to the Partnership.

NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services, the Service Provider and the General Partner agree as follows:

1. Grant of Phantom Units. The General Partner hereby grants to the Service Provider             Phantom Units, subject to all of the terms and conditions set forth in the Plan and in this Agreement, including without limitation, those restrictions described in Section 5, whereby each Phantom Unit (each, a “Phantom Unit”) represents the right to receive one Common Unit of the Partnership (a “Common Unit”).

2. Phantom Unit Account. The General Partner shall establish and maintain a bookkeeping account on its records for the Service Provider (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the number of Phantom Units granted to the Service Provider and the number Additional Phantom Units (as defined below) granted pursuant to Section 4 and (b) the number of Common Units deliverable to the Service Provider at settlement on account of Phantom Units that have vested (including with respect to Additional Phantom Units granted pursuant to Section 4). The Service Provider shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account established for the Service Provider.

3. Rights of Service Provider. No Common Units shall be issued to the Service Provider at the time the grant is made, and the Service Provider shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. The Service Provider shall have no voting rights with respect to the Phantom Units.

4. Distribution Equivalent Rights. In the event the Partnership pays any distributions in respect of its outstanding Common Units and, on the record date for such distribution, the Service Provider holds Phantom Units granted pursuant to this Agreement that have not vested and been settled (including Additional Phantom Units, as defined in this Section 4, together with the unsettled Phantom Units, the “Outstanding Phantom Units”), the amount of such distribution that would be payable to the Service Provider if he or she were the holder of record of a number of Common Units equal to the number of Outstanding Phantom Units (the “DER Payment”) shall be retained by the General Partner and deemed invested in full (and, as applicable, fractional) Phantom Units effective as of the record date of such distribution. Such additional Phantom Units (the “Additional Phantom Units”) will constitute Phantom Units subject to the same vesting provisions and the restrictions and risk of forfeiture described in Sections 5 and 6 of this Agreement. The restrictions and risk of forfeiture imposed on the Additional Phantom Units will lapse at the same time, and subject to the same conditions, as each Phantom Unit (or Additional Phantom Unit) upon which the distribution was paid. The number of Additional Phantom Units created pursuant to the declaration and payment of any distribution in respect of a Common Unit will be determined by dividing the DER Payment by the Fair Market Value of a Common Unit on the record date of the distribution associated with the DER Payment.

5. Vesting of Phantom Units. The Phantom Units are restricted in that they may be forfeited by the Service Provider and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Service Provider. Subject to the terms and conditions of this Agreement, the forfeiture restrictions on the Phantom Units shall lapse, and the Phantom Units shall vest and be nonforfeitable on             (the “Vesting Date”); provided, however, that such restrictions will lapse, and the Phantom Units shall vest in accordance with the foregoing provision only if the Service Provider has continuously provided services to the Partnership Entities from the Date of Grant until the date of vesting.

6. Separation from Service prior to Vesting.

(a) Termination Generally. If the Service Provider experiences a separation from service with the Partnership Entities, except as set forth in Section 6(b) below, all Phantom Units granted pursuant to this Agreement that have not yet vested and all corresponding DERs shall become null and void as of the date of such separation from service.

(b) Certain Separations from Service. If the Service Provider’s service is terminated by the Partnership Entities in any manner or for any reason other than for Cause (as defined below) or by the Service Provider for Employee Cause (as defined below) or if the Service Provider experiences a separation from service due to his or her death or Disability (as defined in the Plan), in each case, prior to the date all Phantom Units have vested in accordance with Section 5 above, then all restrictions described in Section 5 shall lapse and all Phantom Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and be settled in accordance with Section 7 of this Agreement.

“Cause” means the Service Provider (i) has been indicted or convicted of, or has entered a plea of guilty or nolo contendere to, a felony charge or crime involving moral turpitude, or, in the course of the Service Provider’s employment with the Partnership Entities has engaged in fraudulent or criminal activity (whether or not prosecuted), (ii) has failed to follow reasonable directions of the Partnership Entities, provided that the foregoing failure shall not be “Cause” if the Service Provider in good faith believes that such direction is illegal and promptly so notifies the Chief Executive Officer or General Counsel, (iii) has failed to devote all of the Service Provider’s professional time to the Partnership Entities, except as permitted by the Partnership Entities, (iv) has materially breached any policy or code of conduct of the Partnership Entities, (v) has materially breached any provision of this Agreement or any other agreement between the Service Provider and the Partnership Entities, (vi) has received a kickback or rebate of any fee or expense paid by a Partnership Entity, (vii) has engaged in the use of illegal drugs, the persistent excessive use of alcohol, or any other activity that materially impairs Service Provider’s ability to perform his or her duties to the Partnership Entities or results in conduct bringing any Partnership Entity into substantial public disgrace or disrepute, or (viii) engages in intentional, reckless, or grossly negligent conduct that has or is reasonable likely to have a material adverse effect on any Partnership Entity.

“Employee Cause” means (A) a substantial and continuing diminution in the nature of the Service Provider’s responsibilities (provided, however, that neither a change in the Service Provider’s reporting relationship, nor a diminution in responsibilities as a result of the Partnership Entities exercising its rights under Section 3.7 of the Employment Agreement between the Service Provider and one or more Partnership Entities (the “Employment Agreement”) will trigger this provision; (B) a material breach by the Partnership Entities of any material provision of the Employment Agreement; (C) a material and continuing reduction in the aggregated total of the Service Provider’s Base Salary, target Bonus (as defined in the Employment Agreement) percentage and target equity percentage; or (D) reassignment by the Partnership Entities of the Service Provider’s principal place of employment to a location more than fifty (50) miles from his principal place of employment on the Effective Date (as defined in the Employment Agreement), but excluding normal business travel consistent with the Service Provider’s duties, responsibilities and position. In order for the Service Provider to have a termination for Employee Cause: (i) the Partnership Entities must be notified by the Service Provider in writing within 30 days of the date the Service Provider becomes aware of the event that would allow the Service Provider to terminate employment for Employee Cause, with such notice setting forth such event in reasonable detail; (ii) the event must remain uncorrected by the Partnership Entities for 30 days following receipt of such notice (the “Notice Period”); and (iii) such termination must occur within 30 days after the expiration of the Notice Period.

7. Settlement Date; Manner of Settlement. The General Partner shall cause the Partnership to deliver Common Units to the Service Provider in exchange for Phantom Units as soon as practicable after the vesting of any Phantom Units pursuant to this Agreement. The settlement date shall be date or dates on which the restrictions relating to such Phantom Units expire and they become vested. The number of Common Units to be received by the Service Provider shall be rounded down to the nearest whole Common Unit. The value of any fractional Phantom Units shall forfeited on the settlement date. The Service Provider agrees that any Common Units that he or she acquires upon vesting of the Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Common Units are then listed. The Service Provider also agrees that any certificates representing the Common Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that the Service Provider make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

8. Limitations on Transfer. The Service Provider agrees that, except as otherwise provided in the Plan, he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Phantom Units or other rights hereby acquired prior to the date the Phantom Units are vested and paid. Any attempted disposition of the Phantom Units in violation of the preceding sentence shall be null and void and the Restricted Units that the Service Provider attempted to dispose of shall be forfeited.

9. Adjustment; Change in Control; Similar Events. The number of Phantom Units granted to the Service Provider pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued. For the avoidance of doubt, any such adjustments made in connection with an event that constitutes an “equity restructuring” pursuant to Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or any successor accounting standard, such adjustments shall be made on a compulsory basis. In addition, by executing this Agreement, the Service Provider agrees and acknowledges that in the event that the Partnership undergoes a Change in Control, or in the event a Similar Event occurs, all restrictions described in Section 5 shall lapse and all Phantom Units outstanding under this Agreement shall become immediately vested and nonforfeitable, and the Committee may take any of the actions as provided for in Section 7 of the Plan, or such successor section if the Plan is amended, without obtaining Partnership approval or the Service Provider’s consent.

10. Violation of Law, Regulation or Rule. The General Partner shall not be required to deliver any Common Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Common Units are traded.

11. Copy of Plan. By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

12. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Service Provider may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The General Partner and the Service Provider agree that any notices shall be given to the General Partner or to the Service Provider at the following addresses:

General Partner:	Crestwood Midstream GP LLC 700 Louisiana Street, Suite 2550 Houston, TX 77002 Attention: Joel C. Lambert

Service Provider:	At the Service Provider’s current address as shown in the General Partner’s records.

12. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Service Provider and the General Partner. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Service Provider the right to be retained in the employ or service of the Partnership Entities. Furthermore, the Partnership Entities may at any time terminate the service relationship with the Service Provider free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(d) Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Service Provider, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 9 of the Plan) materially reduces the rights or benefits of the Service Provider with respect to the Phantom Units without his consent.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner or the Partnership and upon any person lawfully claiming under the Service Provider.

(f) Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to this subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g) No Liability for Good Faith Determinations. Neither the Partnership Entities nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(h) No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Common Units from loss or depreciation.

(i) Tax Withholding. To the extent that the vesting of a Phantom Unit or distribution thereon results in the receipt of compensation by the Service Provider with respect to which any of the Partnership Entities has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Service Provider that are acceptable to such Partnership Entity, the Service Provider shall deliver to the Partnership Entity such amount of money as the Partnership Entity may require to meet its withholding obligations under applicable law. No settlement of Phantom Units shall be made pursuant to this Agreement until the Service Provider has paid or made arrangements approved by the Partnership Entity to satisfy in full the applicable tax withholding requirements of the Partnership Entity with respect to such event.

(j) Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Common Units are incorporated herein by reference.

(k) Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(l) Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(m) Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(n) Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Common Units granted hereunder shall be subject to any clawback or other recovery policy adopted by the Partnership Entities from time to time, including, without limitation, any such policy adopted in accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

(o) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Service Provider agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Service Provider has access. The Service Provider hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year first above written.

CRESTWOOD MIDSTREAM GP LLC

By:

Name:

Title:

Service Provider

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